Exhibit 4.1

The Pep Boys – Manny, Moe & Jack, as Issuer

and

Wachovia Bank, National Association, Trustee

SUPPLEMENTAL INDENTURE

Dated as of December 10, 2004

Supplementing the Indenture Dated as of June 12, 1995

$100,000,000

7% Notes due 2005

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 10, 2004, between The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), and Wachovia Bank, National Association (as successor to First Fidelity Bank, National Association), as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee executed and delivered an Indenture dated as of June 12, 1995 (the “Indenture”) regarding the Company’s 7% Notes due 2005 (the “Notes”);

WHEREAS, in connection with a public offering of up to $150 million aggregate principal amount of new notes (the “New Notes Offering”), the Company has commenced a tender offer (the “Tender Offer”) for the Notes and, in connection therewith, a solicitation of consents (the “Solicitation”) from the holders of the Notes (the “Holders”) to certain amendments to the Indenture as set forth in the Offer to Purchase and Consent Solicitation Statement of dated November 29, 2004 and as set forth herein (the “Amendments”);

WHEREAS, consummation of the Tender Offer is conditioned upon the completion of the New Notes Offering whereby the Company has received sufficient proceeds to purchase the Notes tendered pursuant to the Tender Offer;

WHEREAS, pursuant to the Solicitation, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the Amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Board of Directors of the Company; and

WHEREAS, (1) the Company has received the consent of the Holders of more than a majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Article 9 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; AMENDMENTS TO INDENTURE; WAIVER

SECTION 1.01 DEFINITIONS.

Capitalized terms used but not defined in this Supplemental Indenture shall have the specified meanings therefor set forth in the Indenture.

SECTION 1.02 AMENDMENTS TO INDENTURE.

(a)                                  The Amendments shall become operative on the date that the Company notifies the Trustee that the Notes tendered are accepted for purchase and payment pursuant to the Tender Offer.  If the Notes are not accepted for payment by the Company for any reason, the Amendments will not become operative.

(b)                                 Section 101 of the Indenture shall be amended by deleting the following definitions: “Exempted Debt,” “Net Tangible Assets,” “Operating Assets,” “Operating Property,” and “Senior Funded Debt.”

(c)                                  Sections 704, 801, 1007, 1008, and 1009 of the Indenture shall be deleted.

(d)                                 Section 501 of the Indenture shall be amended by deleting paragraphs (3), (4), (5), and (6) thereof.

(e)                                  Section 802 of the Indenture shall be amended by deleting “in accordance with Section 801” from the third and fourth line of that section.

ARTICLE 2

MISCELLANEOUS

SECTION 2.01 INSTRUMENTS TO BE READ TOGETHER.

This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.

SECTION 2.02 CONFIRMATION.

The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.03 HEADINGS.

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SECTION 2.04 GOVERNING LAW.

This Supplemental Indenture shall be governed by, construed, interpreted, and the rights of the parties determined in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

SECTION 2.05 COUNTERPARTS.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.06 EFFECTIVENESS.

The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee.

SECTION 2.07 ACCEPTANCE BY TRUSTEE; TRUSTEE DISCLAIMER.

The Trustee has accepted the Amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof; (b) the proper authorization hereof by the Company by corporate action or otherwise; (c) the due execution hereof by the Company; (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any Amendment herein provided for, and the Trustee makes no representation with respect to any such matters; and (e) the validity or sufficiency of the Solicitation or the consent solicitation materials or procedure in connection therewith.

SECTION 2.08 TIA CONTROLS.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture by the TIA, the required provision of the TIA shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

THE PEP BOYS – MANNY, MOE & JACK

By:	/s/ Bernard K. McElroy
Name: Bernard K. McElroy
Title: Vice President – Chief Accounting Officer & Treasurer

TRUSTEE:

WACHOVIA BANK, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Alan G. Finn
Name: Alan G. Finn
Title: Vice President